UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2017

CYTORI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 458-0900

(Registrant's telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities

Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Certificate of Designation (as defined below) contained in Item 5.03 of this report is incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 27, 2017, Cytori Therapeutics, Inc. (“Cytori”) filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State creating a new series of its authorized preferred stock, par value $0.001 per share, designated as the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The number of shares initially constituting the Series B Preferred Stock was set at 10,000 shares.

Each share of Series B Preferred Stock will be convertible, at Cytori’s option at any time on or after the first anniversary of the closing of the Rights Offering (as defined below) or at the option of the holder at any time, into the number of shares of Cytori’s common stock, par value $0.001 per share (the “Common Stock”) determined by dividing the $1,000 stated value per share of the Series B Preferred Stock by a conversion price of $0.3333 per share.  In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Series B Preferred Stock will not have the right to convert any portion of the Series B Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of Cytori’s Common Stock outstanding immediately after giving effect to its conversion.

In the event Cytori effects certain mergers, consolidations, sales of substantially all of its assets, tender or exchange offers, reclassifications or share exchanges in which its Common Stock is effectively converted into or exchanged for other securities, cash or property, Cytori consummates a business combination in which another person acquires 50% of the outstanding shares of its Common Stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by Cytori’s issued and outstanding Common Stock, then, upon any subsequent conversion of the Series B Preferred Stock, the holders of the Series B Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of Common Stock then issuable upon conversion in full of the Series B Preferred Stock.

Holders of Series B Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of Common Stock. Except as otherwise provided in the Certificate of Designation or as otherwise required by law, the Series B Preferred Stock has no voting rights.  Upon Cytori’s liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series B Preferred Stock will be entitled to receive out of Cytori’s assets, whether capital or surplus, an amount equal to the $1,000 stated value per share for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of any junior securities.  Cytori is not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this report and incorporated by reference herein.

Item 8.01. Other Events.

On November 28, 2017, Cytori completed its previously announced rights offering pursuant to its effective registration statement on Form S-1, as amended (Registration Statement No. 333-219967), previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”), and a prospectus and prospectus supplement filed with the SEC (the “Rights Offering”). Pursuant to the Rights Offering, Cytori sold an aggregate of 10,000 units consisting of an aggregate of 10,000 shares of Series B Preferred Stock and 18,000,000 warrants, with each warrant exercisable for one share of Common Stock at an exercise price of $0.3333 per share, resulting in net proceeds to Cytori of approximately $8.9 million, after deducting expenses relating to the Rights Offering, including dealer-manager fees and expenses, and excluding any proceeds received upon exercise of any warrants.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: November 28, 2017	By: /s/ Tiago Girao
Tiago Girao
VP Finance and Chief Financial Officer